EXHIBIT 99.1

                                [DELOITTE & TOUCHE LETTERHEAD]


December 27, 2000


U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re: Atchison Casting Corporation Savings Plan; Atchison Casting Corporation 401(k) Plan; Atchison Casting Corporation Hourly Employees' 401(k) Plan; Empire Steel Castings, Inc. 401(k) Profit Sharing Plan for Union Employees; Quaker Alloy, Inc. 401(k) Profit Sharing Plan for Union Employees; LaGrange Foundry, Inc. 401(k) Savings and Defined Contribution Plan; and PrimeCast 401(k) Savings and Defined Contribution Plan (collectively, the "Plans")
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This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of the Plans. Atchison Casting Corporation and the Plans have stated in Part III of their filing on Form 12b-25 that each of the Plans is unable to timely file, without unreasonable effort or expense, a Form 11-K for the fiscal year ended June 30, 2000 because we have not been provided certain information necessary to complete our audit.

We hereby advise you that we have read the statements made by the Plans in Part III of their filing on Form 12b-25 for the fiscal year ended June 30, 2000, and agree with the statements made therein as they relate to accounting and auditing matters.

Very truly yours,

/s/ Deloitte & Touche LLP
Kansas City, Missouri